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NETWORK IMAGING CORPORATION                                           EXHIBIT 12
PRO FORMA FIXED CHARGE COVERAGE DEFICIENCY
Six Months Ended June 30, 1996

                                                                                  Pro Forma          Historical
                                                                                -------------      -------------
                                                                                        (in thousands)
Net loss before tax:
    Net loss                                                                   $      (10,515)    $      (11,605)
    Income tax provision (benefit)                                                        (12)               (12)
                                                                                -------------      -------------
                                                                                      (10,527)           (11,617)
                                                                                -------------      -------------
Fixed charges:
    Gross interest expense                                                                149                178
    Appropriate portion of rentals (1/3)                                                  287                310
                                                                                -------------      -------------
                                                                                          436                488
                                                                                -------------      -------------

Income before income taxes and fixed charges                                   $      (10,091)    $      (11,129)
                                                                                =============      =============

Accretion of redeemable Series B preferred stock 1/                            $          279     $          279
                                                                                -------------      -------------
Divided by 1-tax rate(34%)= 66%                                                           423                423
Add: fixed charges                                                                        436                488
                                                                                -------------      -------------
Total fixed charges and preferred stock accretion
    to redemption value                                                                   858                910
                                                                                -------------      -------------

Fixed charge coverage deficiency before Series A dividend                      $      (10,950)    $      (12,040)
                                                                                =============      =============

Series A preferred stock dividend 2/                                           $        1,605     $        1,605
                                                                                -------------      -------------
Divided by 1-tax rate(34%)= 66%                                                         2,432              2,432
                                                                                -------------      -------------

Fixed charge coverage deficiency after Series A dividend                       $      (13,382)    $      (14,472)
                                                                                =============      =============


1/ Represents accretion of 1,792,186 shares of Series B Preferred Stock from its carrying value to its redemption value of $16,130,000.

2/ Represents Series A Cumulative Preferred Stock dividend on 1,605,025 shares at $2.00 per share per annum.